SPECIAL SEVERANCE AGREEMENT
              ---------------------------

     THIS AGREEMENT is made and entered into this the

12th day of July, 1996, by and between Laboratory

Corporation of America Holdings ("Company") and John

F. Markus ("Employee").

     WHEREAS Employee and the Company agree that

effective August 12, 1996 ("the Effective Date"), the

employment relationship between them will terminate;

     AND, WHEREAS the Board of Directors of the

Company has approved the adoption of a severance plan

to contain terms generally consistent with the draft

"Laboratory Corporation of America Holdings Master

Senior Executive Severance Plan Effective April 17,

1996" ("the SES Plan"), a copy of which is attached

hereto as Exhibit A solely for identification

purposes;

     AND, WHEREAS the severance plan, when reduced to

writing in its final form, would apply to an employee

holding the same position as the Employee;

     AND, WHEREAS Employee and National Health

Laboratories Incorporated (to which the Company is a

successor) previously had entered into an agreement

dated January 1, 1991 as amended on April 1, 1991,

June 6, 1991, January 1, 1993, January 1, 1994, and

March 1, 1994 ("the Employment Agreement"), a copy of

which is attached hereto as Exhibit B solely for

identification purposes, which agreement is an

"individual agreement relating to employment (or the

termination thereof)" within the meaning of that

phrase in Article 3.2(a) of the SES Plan;

     AND, WHEREAS Employee is a "Covered Employee"

within the meaning of Article 2.1 of the SES Plan;

     AND, WHEREAS, pursuant to Article 3.2(a) of the

SES Plan, a Covered Employee who is also a party to an

employment agreement may not receive Severance Pay (as

defined in the SES Plan) unless he "expressly waives

[his] right to receive all payments and all other

benefits thereunder and expressly elects to receive

Severance payments pursuant to this Plan in lieu of

any payment that would otherwise be made to him

pursuant to any such agreement";

     AND, WHEREAS the Company is willing to offer

Employee, and Employee would prefer to receive, the

Severance Pay and other benefits described in the SES

Plan, upon the terms and conditions described herein,

in lieu of those benefits and payments upon

termination described in the Employment Agreement;

     AND, WHEREAS the SES Plan provides in pertinent

part that, as a condition to each eligible employee's

receipt of Severance Pay (as defined therein), the

eligible employee will be required to sign a Special

Severance Agreement which will include, among other

things, noncompetition, nonsolicitation, duty of

loyalty, confidentiality, and release provisions;

     NOW, THEREFORE, in consideration of the mutual

covenants and promises hereinafter made by Employee

and the Company to each other, and for other good and

valuable consideration, the receipt and sufficiency of

which are hereby expressly acknowledged by Employee

and the Company, IT IS AGREED THAT:

     1.   Upon the effective date of Employee's

termination, he shall perform no further services for

the Company, and his status as an employee of the

Company shall cease on that date.  In addition,

Employee's execution of this Agreement shall also

constitute his resignation as a director or officer of

any and all subsidiaries or affiliates of the Company;

as a trustee or committee member of any Company

related committees or foundations to which he was

appointed; and as a member of the Management

Committee, all such resignations to be effective as of

the Effective Date.  Employee and the Company further

agree that the relationship created by this Special

Severance Agreement is purely contractual and that no

employer/employee relationship is intended, nor shall

such be inferred from the performance of obligations

under this Agreement.

     2.   The Company shall provide the following payments

and other benefits to Employee following the

termination of his employment:

          a.   Severance Pay.  The Company shall pay

     to the Employee, in two installments (which will

     be as nearly equal as practicable), one of which

     shall be paid within 10 days of the Effective

     Date, and the other of which shall be paid within

     one year and thirty days of the Effective Date,

     an amount equal to twice his Base Pay (as defined

     herein), plus an amount equal to twice his Target

     Bonus (as defined herein).  For purposes of this

     Agreement, "Base Pay" shall mean the Employee's

     $325,000 annual base salary, as of the Effective

     Date ("Base Pay"), before reduction because of

     any election between benefits or cash provided

     under a plan maintained by the Company pursuant

     to Sections 125 or 401(k) of the Internal Revenue

     Code of 1986, as amended, and before reduction

     for any other amounts of compensation contributed

     to any other employee benefit plan.  For purposes

     of this Agreement, "Target Bonus" shall mean

     ($162,500). Other cash payments or target

     incentives from long-term or synergy-related

     incentives shall not be included in the Target

     Bonus.  Employee and Company agree that the total

     of twice the Employee's Base Pay, plus twice the

     Employee's Target Bonus, is equal to $975,000,

     and therefore that the gross payment due Employee

     on each of the two payment dates referred to

     above is equal to $487,500.  It is understood and

     agreed that the actual payments made to Employee

     hereunder will be net of all taxes and other

     amounts withheld pursuant to any applicable

     federal, state or municipal law.  It is expressly

     agreed and understood that one percent of the

     payments made under this Section 2(a) are in

     exchange for Employee's waiver of his rights

     under the Age Discrimination In Employment Act of

     1967 ("ADEA"), as more fully described in Section 3.

     In the event that Employee shall die prior to the receipt

     of any payment then due and payable, any balance due and

     payable shall be paid to his estate at such time or times

     as the payments would be otherwise due.

          b.   Continuation of Coverage Under Medical and

     Dental Plans.  Employee, his spouse, and his other

     dependent(s) will be eligible to elect continued

     health care coverage under the group medical and

     dental plans sponsored by the Company, as provided in

     the applicable provisions of the Consolidated Omnibus

     Budget Reconciliation Act of 1985, as amended

     ("COBRA"), which provides generally that certain

     employees and their dependents may elect to continue

     coverage under employer-sponsored group health plans

     for a period of at least 18 months under certain

     conditions, including payment of the "Applicable

     Premium" as defined in Section 604 of the Employee

     Retirement Income Security Act of 1974, as amended, 29

     U.S.C. ''1001 et. seq. ("ERISA").  In the event that

     Employee elects continuation coverage under COBRA, the

     Company will pay the Applicable Premium for such

     coverage for the first twelve months thereof.

          c.   Option to Purchase Company Car.  Employee shall

     have the option to purchase the company car presently

     assigned to him for his use for $13,928 ("Option

     Price") on the Effective Date. Such option must be

     exercised within 20 days following the Effective Date

     by providing the Company with a written notice of the

     intent to exercise the option.  In the event of such

     an election, the Option Price shall be deducted from

     the first severance payment installment.  In addition,

     to the extent federal or state law requires that

     amounts be reflected as income to the Employee, the

     Employee shall be responsible for all related income

     tax liability.

          d.   Normal Plan Benefits.  This Agreement

     shall not affect Employee's entitlement to

     receive benefits under the Laboratory Corporation

     of America Employee's Retirement Savings Plan

     [401(k)], Laboratory Corporation of America Cash

     Balance Retirement Plan, LabCorp Defined Benefit

     Plan, or the LabCorp Pension Equalization Plan as

     are provided under the circumstances pursuant to

     the terms of the Plan documents governing each of

     these plans.  Except as otherwise provided herein

     or in the terms of any documents governing any

     employee benefit plan maintained by the Company,

     Employee will cease to be a participant in and

     will no longer have any coverage or entitlement

     to benefits, accruals, or contributions under any

     of the Company's employee benefit plans effective

     upon the termination of his employment. Employee

     agrees that the payments made to him by the

     Company pursuant to this Agreement do not

     constitute compensation for purposes of

     calculating the amount of benefits Employee may

     be entitled to under the terms of any pension

     plan, or for the purposes of accruing any

     benefit, receiving any allocation of any

     contribution, or having the right to defer any

     income in any profit-sharing or other employee

     pension benefit plan, including any cash or

     deferred arrangement.

     3.   In consideration of the Company's agreement

to provide Employee with the payments and benefits

listed in Section 2, Employee, for himself, his heirs,

his legal representatives and assigns, fully releases,

discharges, and covenants not to make any claims or

demands or to commence any type of legal action

against the Company (including administrative charges

or lawsuits) regarding any matters arising from his

employment with or separation from the Company,

including, but not be limited to, all claims under

Title VII of the Civil Rights Act of 1964, as amended,

42 U.S.C. '' 2000e et seq.; the ADEA, as amended, 29

U.S.C. '' 621-34; ERISA; COBRA; the Americans with

Disabilities Act of 1990, 42 U.S.C. '' 12101 et seq.;

and any and all other claims of which he now knows or

should know that may be stated under federal or

applicable state statutory, decisional, or

administrative law, including (without limitation)

claims under wage payment laws, or claims of wrongful

termination, breach of employment contract,

intentional or negligent infliction of emotional

distress, outrage, and any and all other causes of

action. More specifically, and without limiting the

foregoing, Employee hereby releases, discharges, and

covenants not to make any claims or demands or to

commence any type of legal action against the Company

(including administrative charges or lawsuits)

regarding any claim arising under the Employment

Agreement, and Employee expressly waives any rights he

may have had under the Employment Agreement as fully

as if such Employment Agreement had never existed.

This Agreement is not intended to waive any claims

that may arise after the date the Agreement is

executed. Notwithstanding the foregoing, nothing

herein shall release any claim that the Employee may

have (a) for contribution or indemnity in any third

party action, proceeding, or investigation, whether

under the Company's bylaws or pursuant to common law,

which rights are specifically reserved; (b) claims to

enforce any vested rights under benefit plans or

programs (except as expressly provided herein); or (c)

claims arising prior to the Effective Date under

Company insurance policies which named the Employee

(generally or specifically) as a beneficiary.

     4.   In further consideration for the Company's

agreement to provide the benefits set forth above,

Employee agrees:

          a.   Noncompetition.

               i.   Employee acknowledges that in the

          course of its business, the Company develops

          and maintains personal and confidential

          relationships between the Company and its

          customers.  Employee further acknowledges

          that the Company's customers and the

          relationships and goodwill with its

          customers are among the Company's most

          valuable assets.

               ii.   Employee acknowledges that as

          Executive Vice President for the Company, he

          developed an intimate knowledge of the

          Company's business and also developed

          significant relationships with the Company's

          customers.

               iii. The parties agree that the Company

          will suffer significant and irreparable

          damage if Employee obtains employment with

          or provides services to certain companies

          engaged in the same or similar business as

          that engaged in by the Company.

               iv.  As a result, for a period of

          one year following the Effective Date,

          Employee will not directly or indirectly, as

          an officer, director, stockholder, partner,

          associate, owner, employee, consultant or

          otherwise, become or be interested in or

          associated with Corning Clinical

          Laboratories, Inc. ("Corning"), SmithKline

          Clinical Laboratories Inc. ("SmithKline"),

          or Dianon Laboratories, Inc. ("Dianon")

          including their subsidiaries, affiliates,

          and successors in interest or any other

          entity in which Corning, SmithKline, or

          Dianon becomes a partner, joint venturer, or

          owner in competition with the Company in the

          same or similar business, provided that the

          Employee's ownership, directly or

          indirectly, of not more than five percent of

          the issued and outstanding stock of a

          corporation, the shares of which are

          regularly traded on a national securities

          exchange or in the over-the-counter market,

          shall not, in any event, be deemed to be a

          violation of the provision of this Section

          4(a)(iv).

          b.      Nonsolicitation.  For a period of

     one year from the Effective Date, Employee will not

     solicit sales from any trade or business that was a

     customer of the Company or its affiliates during

     Employee's employment with the Company or its

     predecessors, (including specifically National Health

     Laboratories Holdings Inc. and its subsidiaries),

     provided, however, that the solicitation of sales of

     products or services not offered by the Company or its

     affiliates at the time of such solicitation, or the

     solicitation of customers who have not done business

     with the Company during the past twelve months prior

     to such solicitation, shall not be deemed a violation

     of this Section 4(b).  Employee's duties under this

     Section 4(b) are cumulative with Employee's duties

     under Section 4(a), and neither section shall be

     interpreted as a limitation on the other.

            It is further agreed that for a period of one

     year from the Effective Date, Employee shall not directly

     or indirectly induce or attempt to induce any other

     employee to leave the employ of the Company or attempt to

     hire any employee of the Company.  In addition, Employee

     agrees that he shall not assist directly or indirectly any other person to induce or attempt to induce any other

     employee to leave the employ of the Company or to hire or

     attempt to hire any employee of the Company.

          c.   Duty of Loyalty/Nondisparagement.  For

     a period of five years from the Effective Date,

     Employee will not (except as required by law)

     communicate to anyone, whether by word or deed,

     whether directly or through any intermediary, and

     whether expressly or by suggestion or innuendo, any

     statement, whether characterized as one of fact or of

     opinion, that is intended to cause or that reasonably

     would be expected to cause any person to whom it is

     communicated to have: (1) a lowered opinion of the

     Company or any affiliates, including a lowered opinion

     of any products manufactured, sold, or used by, or any

     services offered or rendered by the Company or its

     affiliates; and/or (2) a lowered opinion of the

     Company's credit-worthiness or business prospects.

     The Company agrees to provide the Employee with a copy

     of any language planned for inclusion in announcing

     Employee's departure at least 24 hours prior to any

     such release. The Company agrees further to consider

     any suggestions or comments that Employee may have

     regarding such language.

          d.   Confidentiality.

               i.   The parties acknowledge that during the

          course of Employee's employment with the Company, he

          was given access, on a confidential basis, to

          Confidential Information, which the Company has for

          years collected, developed, and/or discovered through

          a significant amount of effort and at great expense.

          The parties acknowledge that the Confidential

          Information of the Company is not generally known or

          easily obtained in the Company's trade, industry,

          business, or otherwise and that maintaining the

          secrecy of the Confidential Information is extremely

          important to the Company's ability to compete with its

          competitors.

               ii.  Employee agrees that for a period of five

          years from the date of this Agreement, Employee shall

          not, without the prior written consent of the Company,

          divulge to any third-party or use for his own benefit,

          or for any purpose other than the exclusive benefit of

          the Company, any Confidential Information of the

          Company; provided however, that nothing herein

          contained shall restrict Employee's ability to make

          such disclosures as such disclosures may be required

          by law; and further providing that nothing herein

          contained shall restrict Employee from divulging

          information which is readily available to the general

          public as long as such information did not become

          available to the general public as a direct or

          indirect result of the Employee's breach of this

          Section of this Agreement.


               iii.  The term "Confidential Information" in

          this Agreement shall mean information that is not

          readily and easily available to the public or to

          those in the Company's business, trade, or industry,

          and that concerns the Company's prices, pricing

          methods, costs, profits, profit margins, suppliers,

          methods, procedures, processes or combinations or

          applications thereof developed in, by, or for the

          Company's business, research and development projects,

          data, business strategies, sales techniques, customer

          lists, customer information, or any other information

          concerning the Company or its business that is not

          readily and easily available to the public or to those

          in the Company's business.  The term "customer information"

          in this Agreement shall mean information that is not

          readily and easily available to the public or to those in

          the Company's business, trade, or industry and that

          concerns the course of dealing between the Company and

          its customers or potential customers solicited by the

          Company, customer preferences, particular contracts or

          locations of customers, negotiations with customers, and

          any other information concerning customers obtained by

          the Company that is not readily and easily available to

          the public or to those in the business, trade, or industry of the Company.

               iv.  Employee acknowledges that all information the

          disclosure of which is prohibited hereby is of a

          confidential and proprietary character and of great value

          to the Company and, upon the execution of this Agreement

          (or as soon thereafter as is reasonably practicable),

          Employee shall forthwith deliver up to the Company all

          records, memoranda, data and documents of any description

          which refer to or relate in any way to such information

          and return to the Company any of its equipment and property which may then be in the Employee's possession or under

          the Employee's personal control.  The Employee also agrees,

          for a two-year period after the Effective Date, not to

          disclose the existence or the terms of this Agreement to

          any person, other than the Employee's immediate family, his attorneys, accountants and other professional advisors, or a prospective employer, except as otherwise required by

          law or until such time as the Company discloses such

          information to the public in its filings with the Securities and Exchange Commission.

     5.   Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages would not be an adequate or reasonable remedy for breach of his obligations under this Agreement.  Accordingly, in the event of a breach or threatened breach by the Employee of the provisions of Sections 4(a)-4(d) of this Agreement, the Company shall be entitled to an injunction restraining the Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association,

or other entity to whom any confidential information, trade secrets,

or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for whom the Employee is working or rendering services, or threatens to work or render services.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to

terminate any payments to Employee pursuant to this Agreement or the recovery of damages from the Employee.  The Employee agrees that the issuance of the injunction described in this Section may be without the posting of any bond or other security by the Company.

     6.   The parties agree that the Company has no prior legal

obligation to make the additional payments set forth above in

Section 2 that have been exchanged for the promises of Employee stated in this Agreement.  It is specifically understood and agreed that the additional payments, and each of them, are good and sufficient consideration to support the waivers and releases contained herein, and each of the payments set forth in Section 2 above are things of value in addition to anything to which

Employee already was entitled prior to the execution of this

Agreement.

     7.   Employee acknowledges that he has read this Agreement

and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

     8.   Employee further acknowledges that he has been provided

with a copy of this Agreement and has been given 21 consecutive calendar days in which to review and consider the Agreement.

Further, Employee acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

     9.   Employee acknowledges that he has a period of seven

calendar days following his signing of this Agreement to revoke the Agreement and that until such time has passed, the Agreement will have no effect and the obligations of the Company and

Employee set forth in this Agreement will not be enforceable.

In the event that Employee intends to revoke the Agreement, he must notify Bradford T. Smith, General Counsel in writing no later than 9 a.m. on the eighth calendar day following the date of his signing this Agreement.

     10.   Employee agrees that the only consideration for signing

this Agreement are the terms stated above and that no other

representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement.

     11.   Employee understands and agrees that the Company's

obligation to perform under this Agreement is conditioned upon

Employee's performance of, and the enforceability of, all

agreements, releases, and covenants to the Company as set forth herein.

     12.   This Agreement shall inure to and be binding upon the

parties hereto, their respective heirs, legal representatives,

successors, and assigns.

     13.   This Agreement shall be construed in accordance with

the laws of the state of North Carolina, except as federal

law may apply. If any provision of this Agreement is found to be unenforceable as a matter of law, the provision(s) shall be

severed and the remaining provisions will be enforceable.

     14.   This Agreement represents, constitutes, and

incorporates the entire, exclusive, and complete understanding of the parties mentioned herein and reduces to writing all oral negotiations and agreements. The terms, provisions, and conditions of this Agreement may not be altered, modified, changed, or

otherwise admitted unless made in writing and signed by the parties.

The terms of the Employment Agreement and of the SES Plan are expressly not incorporated herein.

     15.   This Agreement does not constitute an admission of any

wrongdoing toward Employee by the Company or toward the Company by

Employee.

     16.   The parties agree that the provisions of this Agreement

shall be deemed severable and that the invalidity or

unenforceability of any portion of any provision shall not affect the validity or enforceability of other portions of such provision or of other provisions.  Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

     17.   This Agreement may not be changed orally but only by an

agreement in writing signed by the parties.

     18.   EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THE

FOREGOING AGREEMENT AND KNOWS THE CONTENTS THEREOF AND SIGNS THE

SAME OF HIS OWN FREE ACT.



    IN WITNESS WHEREOF, I voluntarily execute the foregoing Agreement this 10th day of August, 1996, after the same was read over and explained to me by my attorney.


                       /s/ JOHN F. MARKUS
                  ------------------------------------
                           John F. Markus

                    Sworn to and subscribed before me
                    the 10th day of August 1996.

                      /s/ VALERIE MANUEL
                    ----------------------------------
                           Notary Public

                    My Commission Expires: 8/31/98



                    for LABORATORY CORPORATION OF AMERICA HOLDINGS


                    By:   /s/ BRADFORD T. SMITH
                         -----------------------------
                         Bradford T. Smith
                         Executive Vice President

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